Exhibit 99.1

American Spectrum Realty, Inc. Reports Third Quarter Results

HOUSTON--(BUSINESS WIRE)--November 16, 2009--American Spectrum Realty, Inc. (NYSE AMEX:AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today its results for the third quarter ended September 30, 2009.

Property operating expenses decreased by $541,000, or 10.9%, for the three months ended September 30, 2009 in comparison to the three months ended September 30, 2008. During the third quarter of 2008, the Company accrued a $500,000 liability for damages related to Hurricane Ike. The accrual represented the Company’s aggregate insurance deductible related to this matter. The decrease was also attributable to a decrease in repair and maintenance expenses of $38,000 and utility costs of $31,000 incurred during the quarter ended September 30, 2009.

Rental revenue decreased $584,000, or 6.4%, for the three months ended September 30, 2009 in comparison to the three months ended September 30, 2008. The decrease was in large part due to a decrease in occupancy. The weighted average occupancy of the Company’s properties was 83% as of September 30, 2009 compared to 85% as of September 30, 2008. The decrease was also attributable to a rise in rent concessions and a decrease in lease termination revenue. The rise in rent concessions and decrease in occupancy was partially attributable to Hurricane Ike, which affected the operations of the Company’s Houston area properties in September 2008. The Company expects to recover the lost revenue from its insurance carrier.

The Company’s net loss attributable to common stockholders for the three months ended September 30, 2009 was $2,382,000, or $1.69 per share, compared to a net loss attributable to common stockholders of $2,186,000, or $1.59 per share, for the three months ended September 30, 2008.

The Company’s net loss attributable to common stockholders for the nine months ended September 30, 2009 was $6,496,000, or $4.62 per share, compared to a net loss attributable to common stockholders of $4,771,000, or $3.47 per share, for the nine months ended September 30, 2008. The net losses included an increase in depreciation and amortization expense of $818,000, from $10,474,000 for the nine months ended September 30, 2008 to $11,292,000 for the nine months ended September 30, 2009. The net loss for the nine months ended September 30, 2009 also included $340,000 in consulting costs related to business development, which did not exist during the nine months ended September 30, 2008. The net loss recorded during the first nine months of 2008 included income from discontinued operations of $725,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina.

The Company generated Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, of $187,000 for the nine months ended September 30, 2009 as compared to $906,000 for the nine months ended September 30, 2008. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net loss attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the nine months ended September 30, 2009 and 2008.

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Net loss attributable to the Company	$(6,316)	$(4,771)
Depreciation and amortization from discontinued operations	-	23
Net income from discontinued operations	-	(725)
Deferred income tax benefit	(3,933)	(3,389)
Net loss attributable to noncontrolling interests	(856)	(706)
Depreciation and amortization	11,292	10,474
FFO	$187	$906

American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except for share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES: Rental revenue	$8,498	$9,082	$25,880	$26,164
Third party management and leasing revenue	71	18	112	132
Interest and other income	10	14	37	30
Total revenues	8,579	9,114	26,029	26,326

EXPENSES:
Property operating expense	4,417	4,958	12,681	12,740
Corporate general and administrative	1,002	854	2,896	2,735
Depreciation and amortization	3,773	3,686	11,292	10,474
Interest expense	3,470	3,501	10,265	9,968
Total expenses	12,662	12,999	37,134	35,917

Loss from continuing operations before deferred income tax benefit	(4,083)	(3,885)	(11,105)	(9,591)

Deferred income tax benefit	1,447	1,376	3,933	3,389

Loss from continuing operations	(2,636)	(2,509)	(7,172)	(6,202)

Discontinued operations:
Gain from discontinued operations	-	-	-	5
Gain on sale of discontinued operations	-	-	-	1,141
Deferred income tax expense	-	-	-	(421)
Income from discontinued operations	-	-	-	725

Net loss, including noncontrolling interests	$(2,636)	$(2,509)	$(7,172)	$(5,477)

Plus: Net loss attributable to noncontrolling interests	314	323	856	706

Net loss attributable to American Spectrum Realty, Inc.	(2,322)	(2,186)	(6,316)	(4,771)

Preferred stock dividend	(60)	-	(180)	-

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2,382)	$(2,186)	$(6,496)	$(4,771)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(1.69)	$(1.59)	$(4.62)	$(3.93)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	-	-	-	0.46
Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(1.69)	$(1.59)	$(4.62)	$(3.47)

Basic and diluted weighted average shares used	1,409,449	1,376,098	1,404,716	1,375,942

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,382)	$(2,186)	$(6,496)	$(5,402)
Income from discontinuing operations	$-	$-	$-	$631
Net loss	$(2,382)	$(2,186)	$(6,496)	$(4,771)

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200